Exhibit 5.1

23 April 2024

NatWest Group plc

Gogarburn

PO Box 1000

Edinburgh

EH12 1HQ

Dear Sir/Madam

1	Introduction

1.1	We have acted as Scottish legal adviser to NatWest Group plc (with company number SC045551 and registered address 36 St Andrew Square, Edinburgh EH2 2YB) (Company) in connection with the NatWest Group plc 2014 Employee Share Plan (the 2014 Employee Share Plan) and the NatWest Group plc 2024 Employee Share Plan (the 2024 Employee Share Plan).

1.2	We understand that the following ordinary shares of the Company are each to be registered under the U.S. Securities Act of 1933, as amended (the Securities Act), pursuant to the registration statement in connection with the 2014 Employee Share Plan and the 2024 Employee Share Plan on Form S-8 (the Registration Statement) to be filed under the Securities Act of 1993 with the Securities and Exchange Commission (SEC): (i) 2,000,000 ordinary shares of the Company in connection with the 2014 Employee Share Plan; and (ii) 23,000,000 ordinary shares of the Company in connection with the 2024 Employee Share Plan, (together, the New NatWest Ordinary Shares).

1.3	We have been asked to provide this opinion letter regarding the Company and the New NatWest Ordinary Shares.

2	Scope and purpose of the opinion letter

2.1	This opinion letter is confined to matters of Scots law in force at the date of this opinion letter as applied by the courts of Scotland. No opinion is expressed or implied as to the laws of any other jurisdiction.

2.2	We express no opinion on the terms of the 2014 Employee Share Plan or the 2024 Employee Share Plan.

2.3	The opinion letter is given strictly on the basis of the assumptions set out in Schedule 1 (Assumptions) and is strictly subject to the qualifications set out in Schedule 2 (Qualifications). This opinion letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend to any other matters.

2.4	In this opinion letter, reference to a schedule is to a schedule to this opinion letter, reference to a paragraph is to a paragraph of this opinion letter and headings in this opinion letter are for ease of reference only and shall not affect its interpretation.

2.5	A reference to a provision of law within this opinion letter shall also be construed as a reference to a provision of any treaty, legislations, regulation, decree, order or by-law and any secondary legislation enacted under a power given by that provision as amended, applied or re-enacted or replaced as at the date of this opinion letter.

Addleshaw Goddard LLP, 3 Sovereign Square, Sovereign Street, Leeds LS1 4ER

Tel +44 (0)113 209 2000 Fax +44 (0)113 209 2060 DX 12004 Leeds

www. addleshawgoddard. corn

Addleshaw Goddard LLP is a limited liability partnership registered in England and Wales (with registered number 0C318149) and is authorised and regulated by the Solicitors Regulation Authority (with authorisation number 440721) and the Law Society of Scotland. A list of members is open to inspection at our registered office, Milton Gate, 60 Chiswell Street, London EC1Y 4AG. The term partner refers to any individual who is a member of any Addleshaw Goddard entity or association or an employee or consultant with equivalent standing based on their experience and/or qualifications.

23 April 2024

3	Documents examined, searches and enquiries

3.1	For the purposes of giving this opinion letter, we have conducted only the searches specified in paragraph 3.2 below and have reviewed only the following documents (i) the Certificate of Incorporation of the Company dated 25 March 1968 in the name of National Commercial Banking Group Limited (ii) Certificate of Incorporation on Change of Name to The Royal Bank of Scotland Group Limited dated 3 September 1979, (iii) Certificate of Re-Registration as a public company dated 10 March 1982 (iv) Certificate of Incorporation on Change of Name to NatWest Group plc dated 22 July 2020 and (v) the Company's Notice of Annual General Meeting proposed to be held on 23 April 2024 (AGM Notice) and resolutions 16, 17 and 27 set out in the AGM Notice to the extent they relate to the 2024 Employee Share Plan.

3.2	We carried out online searches relating to the Company at the Registrar of Companies on 23 April 2024 which revealed no order or resolution to wind up the Company and no notice of the appointment of an administrator or receiver of the Company.

3.3	The searches and enquiries referred to in this paragraph 3 are the only searches, enquiries or investigations we have carried out for the purposes of this opinion letter.

4	Opinion

We are of the opinion that:

(a)	the Company is a public limited company, duly incorporated and validly existing under Scots law;

(b)	providing resolution 27 is passed by shareholders at the Annual General Meeting on 23 April 2024, the 2024 Employee Share Plan will be approved; and

(c)	the New NatWest Ordinary Shares, when issued fully paid by the Company in accordance with the terms of the 2014 Employee Share Plan and the 2024 Employee Share Plan will, upon the passing of all necessary resolutions by the Company's shareholders (to the extent required by applicable law), the requisite approvals by the Company's Board of Directors and the taking of all other necessary corporate actions therewith and all actions required pursuant to such legislation as may be in force at the relevant time, be duly authorised and validly issued under the laws of Scotland.

5	Benefit of opinion letter

5.1	This opinion letter is given for the sole benefit of Company, being the person to whom it is addressed. In no circumstances can this opinion letter be relied upon by any person other than the Company.

5.2	This opinion letter may not be transmitted, distributed or disclosed in whole or in part to any other party, nor (with the exception of being annexed to the Registration Statement) may it be quoted or made public in any way without our prior written consent.

6	Limitation of liability

Our liability to you (including any costs, fees or expenses) under this opinion letter is limited as specified in the terms of our engagement.

7	Governing law

This opinion letter (and any non-contractual obligations arising out of or in connection with it) is governed by and construed according to Scots law.

23 April 2024

8	Miscellaneous

8.1	We hereby consent:

(a)	to the use of our name in the Registration Statement in the forms and contexts in which it appears; and

(b)	to the filing of this opinion as an exhibit to the Registration Statement.

8.2	In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Addleshaw Goddard LLP

Addleshaw Goddard LLP

23 April 2024

Schedule 1

Assumptions

In this opinion letter we have assumed, without making any further enquiry, the matters listed in this Schedule.

1	Documents examined complete for opinion letter

The AGM Notice contains all relevant information which is material for the purpose of our opinion letter and there are no other agreements, instruments or arrangements (whether oral or written) which may render the information inaccurate, incomplete or misleading, or which may otherwise affect the conclusions stated in this opinion letter.

2	Corporate authority

2.1	All information contained on the online file relating to the Company and filed at Companies House is up to date, complete and correct.

2.2	Since its incorporation, the Company has complied at all times with all relevant UK laws and filing requirements with respect to Companies House and the Registrar of Companies in Scotland.

2.3	Prior to the issue of the New NatWest Ordinary Shares, to the extent required by applicable law, any requisite increase in the Company's authorised ordinary share capital and grant of directors' authority to allot ordinary shares and to disapply statutory pre-emption rights will be or will have been effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such a resolution(s) to take effect will be duly fulfilled.

2.4	Prior to the issue of the New NatWest Ordinary Shares, and to the extent relevant under applicable law, the Company will not have allotted and issued such other ordinary shares which shall have utilised the authority or authorities granted to the directors to allot shares or disapply statutory pre-emption rights such as would prevent or restrict the allotment and issue of the New NatWest Ordinary Shares.

3	Searches and enquiries

The information disclosed by the searches and enquiries set out in paragraph 3 (Documents examined, searches and enquiries) of this opinion letter is true, complete, accurate and up to date and there is no information which should have been disclosed by those searches which has not been disclosed for any reason.

4	Solvency

4.1	The Company is able to pay its debts within the meaning of section 123 of the Insolvency Act 1986 as at the date of this opinion letter and will not become unable to pay its debts.

4.2	The Company has not passed a resolution for its winding-up, no step has been taken by its Directors or any third party in relation to obtaining a moratorium (under Part Al of the Insolvency Act 1986 or otherwise) or making proposals for a voluntary arrangement under part 1 of the Insolvency Act 1986 or a restructuring plan under Part 26A of the Companies Act 2006 and no proceedings have been commenced or steps taken (including notices of intention to appoint an administrator) for (a) the winding-up of the Company (b) the appointment of an administrator (whether by court or out-of-court proceedings), an administrative receiver or receiver or similar officer in respect of all or any assets of the Company or (c) dissolution of the Company or any analogous proceedings in any other jurisdiction or (d) the commencement or extension of a moratorium, which have not been revealed by the searches referred to in paragraph 3 (Documents examined, searches and enquiries) of this opinion letter.

23 April 2024

Schedule 2

Qualifications

The opinions set out in this opinion letter are subject to the qualifications set out in this Schedule.

1	Insolvency and creditors' rights

The laws of administration, liquidation, bankruptcy, insolvency, receivership, administrative receivership, moratorium, reconstruction, arrangement, compromise, reorganisation, suretyship or similar laws affecting creditors' rights generally apply.

2	No opinion

2.1	We express no opinion in relation to the contents, meaning, accuracy, obligations or enforceability of any document including, without limitation, the AGM Notice or the documents giving effect to the 2014 Employee Share Plan or the 2024 Employee Share Plan.

2.2	We are only qualified to advise on matters of Scots law and no opinion is expressed or implied to the law of any other jurisdiction, whatsoever.

3	Searches not conclusive

Searches will not necessarily reveal whether or not a resolution has been passed, an appointment made or proceedings commenced, or a charge or other registrable document created, since particulars of such matters are not required to be filed with any court or registry immediately but only within a specified period. In addition, searches are not conclusively capable of disclosing whether or not insolvency or winding-up proceedings have been commenced in Scotland and they do not indicate if insolvency or winding-up proceedings have commenced elsewhere.

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